As filed with the Securities and Exchange Commission September 30, 2009
Registration Statement No. 333-155299

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 10 TO FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIODRAIN MEDICAL, INC.
 (Exact name of registrant as specified in its charter)
Minnesota	3842	33-1007393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
(651) 389-4800
  (Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kevin R. Davidson
Chief Executive Officer
2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
 (651) 389-4800
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Ryan Hong, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, 5th Floor
Los Angeles, California 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value (1)	7,101,266	.46	$3,266,583	$182.27
Common stock underlying warrants to purchase common stock (2)	4,689,291	$.46	$2,157,074	$120.36
Common stock underlying convertible debentures (1)	620,095	.46	$285,244	$15.92
Common stock underlying warrants (3)	620,095	$.46	$285,244	$15.92
TOTAL	13,030,747	N/A	$5,994,145	$334.47

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. As a result, only the title of class of securities to be registered, the proposed maximum aggregate offering price and the amount of registration fee need to appear in this Calculation of Registration Fee table.

(2)	Calculated in accordance with Rule 457 (g) under the Securities Act on the basis of an exercise price of $.46 per share.

(3)	Calculated in accordance with Rule 457 (g) under the Securities Act on the basis of an exercise price of $.35 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Explanatory Note

This amendment to the Registration Statement is being filed for the sole purpose of filing an additional exhibit.

Part II

Item 24. Indemnification of Directors and Officers.

We are a Minnesota corporation and certain provisions of the Minnesota Statutes and our Bylaws provide for indemnification of our officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

Section 302A.521, Subd. 2 of the Minnesota Statutes requires a corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)
has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit and Section 302A.255, if applicable, has been satisfied;

(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)
in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the corporation or, in the case of performance by a director, officer or employee of the corporation involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

Section 302A.521 Subd. 2 further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this subdivision.

In addition, Section 302A.521, Subd. 3, requires that if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 302A.521, Subd. 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

Section 302A.521 Subd. 4 provides that the articles of incorporation or bylaws of a corporation either may prohibit indemnification or advances of expenses otherwise required by Section 302A.521 or may impose conditions on indemnification or advances of expenses in addition to the conditions contained in Subd. 2 and 3 including, without limitation, monetary limits on indemnification or advances of expenses, if the prohibition or conditions apply equally to all persons or to all persons within a given class. A prohibition or limit on indemnification or advances may not apply to or affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of a provision in the articles of incorporation or the date of adoption of a provision in the corporation’s bylaws establishing the prohibition or limit on indemnification or advances.

Section 302A.521 Subd. 5 provides that Section 302A.521 does not require, or limit the ability of a corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding

Section 302A.521 Subd. 6 further provides that:

(a) all determinations whether indemnification of a person is required because the criteria set forth in Subd. 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 shall be made:

(1)	by the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

(2)
if a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

(3)
if a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

(4)
if a determination is not made under clauses (1) to (3), by the affirmative vote of the shareholders required by Section 302A.437 of the Minnesota Statutes, but the shares held by parties to the proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or

(5)
if an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

(b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Subd. 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

Section 302A.521 Subd 7 allows a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of section 302A.521 of the Minnesota Statutes.

Section 302A.521 Subd. 8 requires a corporation that indemnifies or advances expenses to a person in accordance with Section 302A.521 in connection with a proceeding by or on behalf of the corporation to report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

Section 302A.521 Subd. 9 provides that nothing in Section 302A.521 shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.

Pursuant to our Bylaws, we may indemnify our directors and executive officers to the fullest extent not prohibited by any applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by our Board of Directors; (iii) such indemnification is provided by the Company, in our sole discretion, pursuant to the powers vested in the Company under any applicable law. We shall have the power to indemnify our other officers, employees and other agents as set forth in any other applicable law. Our Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as our Board of Directors shall determine.

In addition, our Bylaws provide that we will advance to any person who was or is a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Company, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that the advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by a majority vote of directors who are not parties to the proceeding; (ii) by a committee of such directors designated by a majority vote of such directors; or (iii) if there are no such directors, or such directors so direct, by a written opinion from independent legal counsel, that the facts known to the decision making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company.

Our Bylaws also provide that without the necessity of entering into an express contract, all rights to indemnification and advances to our directors and executive officers shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the Company and the director or executive officer. Any right to indemnification or advances granted to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if: (i) the claim for indemnification or advances is denied, in whole or in part; or (ii) no disposition of such claim is made within ninety (90) days of request therefore. The claimant in such enforcement action, if successful, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. A determination by the Company (including the Board of Directors, independent legal counsel or the stockholders) that indemnification of the claimant is proper because he has met the applicable standard of conduct or that the claimant has not med such applicable standard of conduct shall not be a defense to the action nor shall it create a presumption that claimant has not met the applicable standard of conduct.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the registration of the common stock offered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Amount
SEC Registration Fee	$200
Printing Fees	$30,000
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$60,000
Miscellaneous	$55,000
Total	$225,200

Item 26. Recent Sales of Unregistered Securities.

During the past four years, the Company has issued the following securities without registration under the Securities Act of 1933, as amended. The discussions below take into account the June 6, 2008 and October 20, 2008 reverse stock splits.

On August 22, 2005, we issued an option agreement to purchase 17,957 shares (30,000 shares at $1 pre-split) of our common stock at $1.67 per share to Thomas McGoldrick, for his services as a director. In addition to the initial grant the option agreement specifies that he will we granted an option for 5,985 shares per year, on his anniversary date of joining the board, at the market price on the grant date. On August 22, 2006, we issued an option to purchase 5,985 shares of common stock at $1.67 per share to Mr. McGoldrick. This transaction was effected under Rule 701 promulgated under the Act on the basis that the transaction was pursuant to a contract relating to compensation provided under Rule 701. The recipient of the securities in this transaction represented his intentions to acquire the securities for investment only and not with a view towards distribution thereof. He had access, through his relationship with the Company, to information about us.

On August 31, 2005, we issued a warrant to purchase 2,993 shares of our common stock at $1.67 per share to each of three members of our Medical Advisory Board, Debbie Heitzman, Mary Wells Gorman and David Feroe, for their services on the Medical Advisory Board.

 On December 14, 2005, we issued 7,482 shares of common stock to officers Lawrence Gadbaw and Gerald Rice as compensation for personal guarantees on Company loans.

 On May 16, 2006, we issued 71,906 shares of our common stock to the inventor of our intellectual property, Marshall Ryan, for the development work he performed with respect to our product.

 On June 12, 2006, we issued a warrant to purchase 35,913 shares of our common stock at $.02 per share to Dr. Arnold Leonard for his services on the Medical Advisory Board. The warrant agreement contained an anti-dilution clause that would add another 35,913 shares upon any large, dilutionary offering. The second warrant to purchase 35,913 shares of our common stock was granted to Mr. Leonard in June 2008 when we achieved 2 million in outstanding shares of common stock through the October 2008 financing.

 On August 8, 2006, we issued 14,964 shares of our common stock to Andcor Companies, Inc. in partial payment of an invoice. Also in 2006, we issued warrants to purchase 5,985 shares of common stock at $1.67 per share to Andcor Companies, Inc. as part of a convertible loan agreement.

 On October 4, 2006, we entered into an employment agreement with Kevin Davidson, our Chief Executive Officer. As part of this agreement, we agreed to issue 50,000 shares of our common stock to Mr. Davidson. The grant under the employment agreement contained an anti-dilution protection amounting to 3.81% of the fully-diluted outstanding common stock of the Company up to the completion of the first $1,000,000 raised by the Company. On June 5, 2008, pursuant to a stock option agreement with the Company, which amended Mr. Davidson’s employment agreement, Mr. Davidson opted to receive an option to purchase 543,292 shares of common stock, exercisable at $.01, in lieu of obtaining the shares to which he was entitled under his employment agreement.

 On October 23, 2006, we issued 8,979 shares of our common stock to a former employee as a part of his compensation package in his employment agreement. This transaction was effected under Rule 701 promulgated under the Act on the basis that the transaction was pursuant to a contract relating to compensation provided under Rule 701. The recipient of securities in this transaction represented his intentions to acquire the securities for investment only and not with a view towards distribution thereof. He had access, through his relationship with the Company, to information about us.

 On November 11, 2006 we issued an option agreement to purchase 17,957 shares (30,000 at $1 pre-split) of common stock at $1.67 per share to Andrew Reding, for his services as a director. In addition to the initial grant the option agreement specifies that he will we granted an option for 5,985 shares per year, on his anniversary date of joining the board, at the market price on the grant date.  On November 11, 2007, we issued an option to purchase 5,985 shares of common stock at $1.67 per share to Mr. Reding. This transaction was effected under Rule 701 promulgated under the Act on the basis that the transaction was pursuant to a contract relating to compensation provided under Rule 701. The recipient of securities in this transaction represented his intentions to acquire the securities for investment only and not with a view towards distribution thereof. He had access, through his relationship with the Company, to information about us.

 On December 1, 2006, we fully repaid two of our three loans, in the combined amount of $37,500, due to Wisconsin Rural Enterprise Fund (“WREF”). To pay the outstanding loan to WREF, the Company issued warrants to purchase 20,949 shares of common stock at $1.67 per share to WREF.

 On December 1, 2006, we issued 3,986 shares of our common stock to pay a consulting fee to Wisconsin Business Innovation Corporation, a related firm of WREF.

 On December 7, 2006 and December 20, 2006 we issued warrants to purchase 2,993 shares of our common stock at $1.67 per share to each of Karen Ventura, Nancy Kolb and Kim Shelquist for their sales and marketing advisory services.

 On January 30, 2007 we fully repaid a Company loan of $1,000 due one of our former employees by issuing him 599 shares of our common stock.

 In February 2007, Messrs. Davidson, Morawetz, Reding and McGoldrick loaned the Company $1,000 each and obtained an 8.25% convertible promissory note in the principal amount of $1,000. Each note matured on July 31, 2007 and the note was convertible into common stock at the lower of (i) $1.00 per share or (ii) the price of the sale of common stock the next financing which ultimately was $0.35 per share.

 On March 1, 2007, we entered into a convertible debenture agreement with two individuals, Roy Moore and Carl Moore, who loaned us $50,000 each, whereby we granted warrants to purchase up to an aggregate of 28,502 to them at $.46 per share. There were no special terms contained in the warrant other than that the two individuals would pay a per share price equal to that of the October 2008 financing when exercising their warrants.

 On July 23, 2007, we entered into a convertible debenture with certain investors who loaned us $170,000.  Such securities are convertible into 620,095 shares and the lenders were also entitled to receive warrants to purchase 620,095 shares at $.35 per share. The Company issued the warrants February 24, 2009.

From July 2007 to October 2008, we issued 4,552,862 shares of our common stock at a price per share of $0.35 to a number of investors pursuant to a private placement, and raised gross proceeds of approximately $1.6 million. The transaction was a unit offering, pursuant to which each investor received a unit including one share of common stock and one warrant to purchase common stock at $0.46 per share. Thirty-three investors, including one of our officers, Chad Ruwe, participated in the transaction, which we completed in October 2008. The transaction is described further in “Description of Business” Section. This transaction was in reliance upon the exemption from registration set forth in Rule 506 of Regulation D. Each and all of the investors in this financing qualified as an “accredited investor,” as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) the registrant did not advertise this issuance in any public medium or forum; (2) the registrant did not solicit any investors with respect to this issuance; (3) the registrant did not publicize any portion of the purchase or sale of the shares issued; (4) none of the shares issued were offered in conjunction with any public offering; and (5) neither the registrant nor the investors paid any fees to any finder or broker-dealer in conjunction with this issuance. In July 2007, we entered into a binding term sheet with a consultant pursuant to which the consultant would assist us in obtaining bridge financing and subsequent equity financing and such term sheet provided that the consultant and its assigns would receive 13.3% of the Company’s anticipated issued and outstanding common stock following the proposed bridge and equity financing on a fully-diluted basis. The parties subsequently agreed that we would issue 2,001,119 shares to such parties in satisfaction of such obligation.

On November 11, 2007, pursuant to a stock option agreement with Andrew Reding, a member of our board of directors, we issued an option to purchase 5,985 shares of our common stock at $.46 per share to Mr. Reding. This transaction was effected under Rule 701 promulgated under the Act on the basis that the transaction was pursuant to a contract relating to compensation provided under Rule 701. The recipient of securities in this transaction represented his intentions to acquire the securities for investment only and not with a view towards distribution thereof. He had access, through his relationship with the Company, to information about us.

 On February 29, 2008, we entered into a consulting agreement with Jeremy Roll for referral services for the Company’s funding that was completed in October 2008. Under the agreement, in addition to a cash referral fee, Mr. Roll was entitled to receive warrants to purchase our common stock at $.35 per share equal to 10% of his gross proceeds of the funds raised for us. As a result, in July 7, 2008 Mr. Roll received warrants to purchase 11,429 shares of our common stock.

 On March 10, 2008, we entered into a finder agreement for referral services for the Company’s funding that was completed in October 2008. This agreement also covered the following finders: Thomas Pronesti, Craig Kulman, Caron Partners, LP and Bellajule Partners, LP. Under the agreement, in addition to a cash referral fee, the finders were entitled to receive 10% of their gross proceeds raised for us with a fair market value of our common stock, or $.35 per share. As a result, on June 23, 2008, the group of finders received an aggregate of 155,142 shares of our common stock.

On April 15, 2008, we entered into an agreement with Kulman IR, LLC for investor relations services. Under the agreement, in addition to cash fees, Kulman was entitled to receive 250,000 shares of our common stock. On June 23, 2008 Kulman and Cross Street Partners, Inc., a party related to Kulman, each received 125,000 shares of our common stock.

 On June 16, 2008, we entered into an employment agreement with Chad Ruwe, Executive Vice President of Operations, pursuant to which we granted him an option to purchase 250,000 shares of common stock with 50,000 shares vested immediately and increments of 50,000 shares vesting upon achievement of certain milestones related to obtaining FDA clearance and achieving commercial sales of our Streamway™ Fluid Management System. This transaction was effected under Rule 701 promulgated under the Act on the basis that the transaction was pursuant to a contract relating to compensation provided under Rule 701. The recipient of securities in this transaction represented his intentions to acquire the securities for investment only and not with a view towards distribution thereof. He had access, through his relationship with the Company, to information about us.

On June 30, 2008, we entered into a consulting agreement with Namaste Financial, Inc. for a one-year period of general business, strategic and growth advisory services. Under the agreement, Namaste received 125,000 shares of common stock and a warrant to purchase 125,000 shares of common stock at $.46 per share. This firm was engaged to arrange new equity financing and the warrants and shares.  The shares were valued at $43,750 and the warrants were valued at $12,800 using a Black-Scholes valuation model.  The total value of $56,550 is shown as a net reduction of paid in capital as they were treated as an incremental cost of raising capital under the guidance of SAB Topic 5-A.

 On August 11, 2008, we entered into an employment agreement with David Dauwalter, Director of Sales, pursuant to which we granted him an option to purchase 50,000 shares of common stock with 10,000 shares vested immediately and increments of 10,000 shares vesting upon reaching certain performance milestones.

 On August 15, 2008, we issued warrants to purchase 75,000 shares each of our common stock at $.46 per share to Taylor & Associates, Inc. and Andcor Corporation for their HR services in selecting a Vice President of Sales and Marketing.

On August 26, 2008, we issued a warrant to purchase 50,000 shares of our common stock at $.46 per share to a regulatory consultant, Thomas Bachinski, for his past services.

On October 20, 2008, we entered into an agreement with Gregory Sachs, a regulatory consultant, pursuant to which the Company granted an agreement to purchase up to 50,000 shares of our common stock contingent upon reaching certain performance goals from April 1, 2009 to June 30, 2009. Mr. Sachs assisted the Company in obtaining FDA 510(k) clearance. The purpose of the performance goal provision was to help to ensure a timely clearance of the 510(k). Upon reaching FDA clearance on April 1, 2009, Mr. Sachs received a warrant to purchase 50,000 shares of our common stock.  The warrant has a 5 year term and an exercise price of $.46 per share.

On February 1, 2009, we entered into an employment agreement with Kirsten Doerfert, Vice President of Sales and Marketing, pursuant to which we granted her an option to purchase 100,000 shares of common stock at $.35 per share with 20,000 shares vested immediately and increments of 20,000 shares vesting upon reaching certain performance milestones. In addition, we granted Ms. Doerfert a warrant, vested immediately, to purchase 15,000 shares at $.46 per share as compensation for her consulting services prior to becoming an employee.

On March 27, 2009 we issued 125,000 shares of common stock to Cross Street Partners/Morrie Rubin as compensation in connection with raising up to $500,000 in new equity prior to June 30, 2009.

On April 6, 2009 we issued 50,000 shares and a warrant to purchase 50,000 shares at $.65 to Russell H. Yaucher for his $25,000 investment in the Company.

On April 14, 2009 we issued 50,000 shares and a warrant to purchase 50,000 shares at $.65 to Chad A. and Marianne K. Ruwe for their $25,000 investment in the Company.

On April 20, 2009 we issued 200,000 shares and a warrant to purchase 200,000 shares at $.65 to Dean M. and Carol L. Ruwe for their $100,000 investment in the Company.

On April 21, 2009 we issued 200,000 shares and a warrant to purchase 200,000 shares at $.65 to Richard J. Butler for his $100,000 investment in the Company.

On April 30, 2009 we issued 200,000 shares and a warrant to purchase 200,000 shares at $.65 to James Dauwalter for his $100,000 investment in the Company.

On May 5, 2009 we issued 20,000 shares and a warrant to purchase 20,000 shares at $.65 to Gregory B. Graves for his $10,000 investment in the Company.

On May 15, 2009 we entered into an agreement with Peter Morawetz, a co-founder of the Company, a significant shareholder and a member of the board of directors, whereby Mr. Morawetz agreed to waive unpaid consulting fees in the amount of $84,600, relating to 2006 and prior years and, in exchange, would receive a cash payment of $30,000 and an option to purchase 75,000 shares at $.35 per share upon the Company raising an additional $3 million in equity.  Mr. Morawetz is not required to participate in any way in the effort to raise $3 million.

On May 21, 2009 we issued 200,000 shares and a warrant to purchase 200,000 shares at $.65 to Richard J. Butler for his additional $100,000 investment in the Company.

On June 10, 2009 we issued 50,000 shares and a warrant to purchase 50,000 shares to Citigroup FBO John Villas for his $25,000 investment in the Company.

On August 5, 2009 we issued 50,000 common shares and a warrant to purchase 50,000 shares at $.65 per share to Arnold A. Angeloni for his $25,000 investment in the Company.

On August 18, 2009 we issued 30,000 common shares and a warrant to purchase 30,000 shares at $.65 per share to Peter G. Kertes for his $15,000 investment in the Company.

On August 24, 2009 we issued restricted shares under the 2008 Equity Incentive Plan to certain management and directors of the Company to reward them for past service and to incentivize them for future service. The shares are subject to forfeiture until the earlier of a Change in Control, as defined in the Plan, attainment of 6 consecutive quarters of a minimum of $250,000 in net income or attainment of a 30 day average trading volume of not less than 25,000 shares of stock. The shares will forfeited to the Company if none of these “acceleration events” occurs by the 10th anniversary of the grant date.  The shares granted are as follows:

Peter Morawetz, Director	100,000 shares
Thomas McGoldrick, Director	40,000 shares
Andrew Reding, Director	20,000 shares
Kevin Davidson, Chief Executive Officer	300,000 shares
Chad Ruwe, Chief Operating Officer	200,000 shares
Kirsten Doerfert, VP Sales and Marketing	75,000 shares
David Dauwalter, Direct of Product Management	50,000 shares

The value of these shares was determined to be $.50 per share and the expense for their grant was recorded in August 2009.

In addition, on August 24, 2009 the Company issued 12,810 shares of restricted stock under the 2008 Equity Incentive Plan and a warrant to purchase 18,207 common shares at $.46 per share to Alan Shuler as partial compensation under his consulting arrangement with the Company.  The warrant has a term of 5 years and the shares are subject to forfeiture until the earlier of a Change in Control, as defined in the Plan, attainment of 6 consecutive quarters of a minimum of $250,000 in net income or attainment of a 30 day average trading volume of not less than 25,000 shares of stock. The shares will forfeited to the Company if none of these “acceleration events” occurs by the 10th anniversary of the grant date. The value of the warrant was determined to be $4,943 using the Black-Scholes valuation model with an expected term of 5 years, an expected volatility of 59%, a dividend rate of zero and a risk free interest rate of 2.5%.  The value of the restricted shares was determined to be $6,405 at $.50 per share.  These expenses were recorded in August 2009.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

Item 27. Exhibits.

EXHIBIT INDEX

3.1	Articles of Incorporation of the Registrant, as amended**

3.2	Bylaws of the Registrant, as amended**

3.3	Amendment to Articles**

5.1	Opinion of Richardson & Patel LLP*

10.1	Form of Employment Agreement by and between the Registrant and Kevin R. Davidson dated October 4, 2006**

10.2	Form of Employment Agreement by and between the Registrant and Gerald D. Rice dated October 18, 2006**

10.3	Form of Employment Agreement by and between the Registrant and Chad A. Ruwe dated June 16, 2008**

10.4	Form of Confidential Separation Agreement and Release by and between the Registrant and Lawrence W. Gadbaw dated August 13, 2008**

10.5	Form of Nondisclosure and Non-compete Agreement by and between the Registrant and Lawrence W. Gadbaw dated October 18, 2006**

10.6	Form of Stock Option Agreement by and between the Registrant and Kevin R. Davidson dated June 5, 2008**

10.7	Form of Director Stock Option Agreement between the Registrant and Thomas McGoldrick dated August 22, 2006**

10.8	Form of Director Stock Option Agreement between the Registrant and Andrew P. Reding dated November 11, 2006**

10.9	Form of Consulting Agreement by and between the Registrant and Jeremy Roll dated February 29, 2008**

10.10	Form of Consulting Agreement by and between the Registrant and Namaste Financial, Inc. dated June 30, 2008**

10.11	Form of Consulting Agreement by and between the Registrant and Marshall C. Ryan and Mid-State Stainless, Inc. dated June 2008**

10.12	Form of Investor Relations Agreement by and between the Registrant and Kulman IR, LLC dated April 15, 2008**

10.13	Form of Finder Agreement by and between the Registrant and Thomas Pronesti dated March 10, 2008**

10.14	Form of Patent Assignment by Marshall C. Ryan in favor of the Registrant dated June 18, 2008**

10.15	Form of Convertible Debenture by and between the Registrant and Kevin R. Davidson dated February 2, 2007**

10.16	Form of Convertible Debenture by and between the Registrant and Peter L. Morawetz dated February 2, 2007**

10.17	Form of Convertible Debenture by and between the Registrant and Andrew P. Reding dated February 2, 2007**

10.18	Form of Convertible Debenture by and between the Registrant and Thomas McGoldrick dated January 30, 2007**

10.19	Form of Convertible Debenture by and between the Registrant and Andcor Companies, Inc. dated September 29, 2006**

10.20	Form of Convertible Debenture by and between the Registrant and Carl Moore dated March 1, 2007**

10.21	Form of Convertible Debenture by and between the Registrant and Roy Moore dated March 1, 2007**

10.22	Form of Advisory Board Warrant Agreement by and between the Registrant and Debbie Heitzman dated August 31, 2005**

10.23	Form of Advisory Board Warrant Agreement by and between the Registrant and Mary Wells Gorman dated August 31, 2005**

10.24	Form of Advisory Board Warrant Agreement by and between the Registrant and David Feroe dated August 31, 2005**

10.25	Form of Advisory Board Warrant Agreement by and between the Registrant and Dr. Arnold S. Leonard dated June 12, 2006**

10.26	Form of Advisory Board Warrant Agreement by and between the Registrant and Karen A. Ventura dated December 7, 2006**

10.27	Form of Advisory Board Warrant Agreement by and between the Registrant and Nancy A. Kolb dated December 20, 2006**

10.28	Form of Advisory Board Warrant Agreement by and between the Registrant and Kim Shelquist dated December 20, 2006**

10.29	Form of Warrant Agreement by and between the Registrant and Wisconsin Rural Enterprise Fund, LLC dated December 1, 2006**

10.30	Form of Stock Purchase and Sale Agreement by and between the Registrant and Wisconsin Rural Enterprise Fund, LLC dated July 31, 2006**

10.31	Form of Subscription Agreement**

10.32	Form of Registration Rights Agreement**

10.33	Form of Escrow Agreement**

10.34	Form of Warrant**

10.35	2008 Equity Incentive Plan**

10.36	Office Lease Agreement by and between the Registrant and Roseville Properties Management Company, as agent for Lexington Business Park, LLC**

10.37	Form of Employment Agreement by and between the Registrant and David Dauwalter dated August 11, 2008**

10.38	Form of Amendment No. 1 to Employment Agreement by and between the Registrant and David Dauwalter dated September 11, 2008**

10.39	Form of Consulting Agreement by and between the Registrant and Andcor Companies, Inc. dated September 15, 2008**

10.40	Form of Consulting Agreement by and between the Registrant and Taylor & Associates, Inc. dated August 15, 2008**

10.41	Form of Consulting Agreement by and between the Registrant and Gregory Sachs dated October 20, 2008**

10.42	Form of Restructuring Agreement dated June 9, 2008**

10.43	Form of Secured Convertible Note Purchase Agreement dated July 23, 2007**

10.44	Form of Secured Convertible Note dated July 2007**

10.45	Form of Secured Convertible Note Security Agreement dated July 2007**

10.46	Independent Contractor Agreement dated as of February 2, 2009 by and between Belimed, Inc. and BioDrain Medical, Inc.**(1)

10.47	Supply Agreement dated as of February 20, 2009 by and between Oculus Innovative Sciences, Inc., and BioDrain Medical, Inc.**(1)

10.48	Employment Agreement made and entered into effective the 1st of February, 2009 by and between Kirsten Doerfert**

10.49	Term Sheet by and among the Registrant and Longport Holdings, as amended**

10.50	Agreement between the Company and Peter Morawetz dated May 15, 2009**

14	Code of Ethics**

21	Subsidiaries of the Registrant**

23.1	Consent of Olsen Thielen & Co., Ltd.**

23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)*

* Filed herewith.

** Previously filed

*** To be filed by amendment.

(1) Portions of this Exhibit have been omitted and are subject to a request for confidential treatment.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any additional or changed material information on the plan of distribution.

 2.           For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3.           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

 4.           If the registrant is relying on Rule 430B:

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mendota Heights, State of Minnesota on September 30, 2009.

BIODRAIN MEDICAL, INC.

By:	/s/ Kevin R. Davidson
Kevin R. Davidson
President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer).

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chairman of the Board of Directors	September 30, 2009
Lawrence W. Gadbaw

President, Chief Executive Officer (Principal
/s/ Kevin R. Davidson	Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer) and Director
Kevin R. Davidson		September 30, 2009

*	Director	September 30, 2009
Chad A. Ruwe

*	Director	September 30, 2009
Peter L. Morawetz

*	Director	September 30, 2009
Thomas J. McGoldrick

*	Director	September 30, 2009
Andrew P. Reding

* /s/ Kevin Davidson
Chief Executive Officer and Power of Attorney